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                                                                  Exhibit (d)(3)

                                TENDER AGREEMENT

      THIS TENDER AGREEMENT (this "Agreement") dated January 20, 2003, is entered into between, FORRESTER RESEARCH, INC., a Delaware corporation ("Parent"), WHITCOMB ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and GIDEON I. GARTNER ("Shareholder"), with respect to the shares of common stock, par value $0.001 per share (the "Company Common Stock"), of Giga Information Group, Inc., a Delaware corporation (the "Company"), owned by Shareholder.

                              W I T N E S S E T H:

      WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof, a copy of which has been provided to Shareholder (the "Merger Agreement") pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") with the result that the Company becomes a wholly owned subsidiary of Parent;

      WHEREAS, as of the date hereof, Shareholder beneficially owns and has the power to vote and dispose of 1,862,445 shares of Company Common Stock (such shares of Company Common Stock, together with any securities issued or exchanged with respect to such shares of Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company's capital structure, are collectively referred to herein collectively as the "Securities");

      WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company, and in consideration of Parent's and Sub's agreements herein and in the Merger Agreement, Shareholder has agreed to cooperate with Parent and Sub with respect to the acquisition of the Company by Parent and Sub upon the terms and subject to the conditions in the Merger Agreement; and

      WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

      NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

      1.    Certain Covenants.

            1.1 Lock-Up. Subject to Section 1.4, Shareholder hereby covenants and agrees that during the term of this Agreement, Shareholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any

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transfer not involving or relating to any Company Takeover Proposal, Shareholder may transfer any or all of the Securities to Shareholder's spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person or entity to which any of such Securities or any interest in any of such Securities is or may be transferred
(a) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of this Agreement, and (b) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created by this Agreement is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

            1.2 No Solicitation. During the term of this Agreement, neither the Shareholder nor any director, officer, agent, representative, employee, affiliate or associate (collectively, "Representatives") of Shareholder shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Company Takeover Proposal (as defined in the Merger Agreement) or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities, in any case, from, to or with any person other than Parent or Sub. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any such other parties conducted heretofore with respect to any of the foregoing. Shareholder will notify Parent immediately if any party contacts the Shareholder following the date hereof (other than Parent and Sub) concerning any Company Takeover Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities.

            1.3 Voting Agreement.

                  (a) The Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby agrees to vote, at any annual, special or other meeting or action of the shareholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, whether before or after the closing of the Offer (as defined in the Merger Agreement), in the following manner: (i) for the adoption and approval of the Merger Agreement and the Merger and (ii) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Company Takeover Proposal.


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                  (b) The provisions of Section 1.3(a) shall not be terminated by any act of the Shareholder or by operation of law, whether by the death or incapacity of the Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Shareholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement.

            1.4 Tender of Securities. Shareholder agrees to tender, the Securities to Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later five (5) business days following the commencement of the Offer and Shareholder shall not withdraw any Securities so tendered unless the Offer is terminated or has expired. Subject to the terms and conditions of the Offer and the Merger Agreement, Sub hereby agrees to purchase the shares of Company Common Stock so tendered at a cash price per share equal to $4.75 (the "Purchase Price") or any higher price that may be paid in the Offer; provided, however, that Sub's obligations to accept for payment and pay for the Securities in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Exhibit A thereto.

            1.5 Public Announcement. Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

            1.6 Disclosure. Shareholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission ("the "SEC"), the National Association of Securities Dealers, Inc. (the "NASD"), the NASDAQ National Market or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Shareholder to make such disclosure or filings as may be required by the SEC, the NASD, the NASDAQ National Market or any other national securities exchange.

            1.7 Stop Transfer Instruction; Legend.

                  (a) Promptly following the date hereof, Shareholder and Sub shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Securities may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Sub or except in accordance with the terms and conditions of this Agreement.


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                  (b) Promptly following the date hereof, Shareholder shall
      cause a legend to be placed on the certificates (to the extent the Securities are certificated) representing the Securities as set forth below:

            "The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of except in accordance with and subject to the terms and conditions of a Tender Agreement dated January 20, 2003, between the registered holder hereof and FORRESTER RESEARCH, INC.

      The parties hereto agree that the legend set forth above shall be removed only upon delivery to the Company's transfer agent of written notice signed by Sub (which notice shall not be unreasonably withheld or delayed) that this Agreement has terminated and the restrictions set forth in the legend above are of no further force and effect.

      2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases shares of Company Common Stock pursuant to the Offer, that:

            2.1 Ownership. Shareholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (collectively, "Liens"). At the time Sub purchases shares of Company Common Stock pursuant to the Offer, Shareholder will transfer and convey to Parent or its designee good and marketable title to the shares of Company Common Stock included in the Securities, free and clear of all Liens created by or arising through Shareholder.

            2.2 Authorization. Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

            2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Shareholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding


                                      -4-
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upon the Shareholder, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on the Shareholder's ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Securities. The Shareholder has not previously assigned or sold any of the Securities to any third party.

            2.4 Shareholder Has Adequate Information. Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Shareholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Shareholder acknowledges that the agreements contained herein with respect to the Securities by Shareholder is irrevocable, and that Shareholder shall have no recourse to the Securities or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

            2.5 Parent's Excluded Information. Shareholder acknowledges and confirms that (a) Sub or Parent may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Shareholder and which may be material to Shareholder's decision to sell the Securities ("Parent's Excluded Information"), (b) Shareholder has requested not to receive Parent's Excluded Information and has determined to sell the Securities notwithstanding its lack of knowledge of Parent's Excluded Information, and (c) Parent shall have no liability or obligation to Shareholder in connection with, and Shareholder hereby waives and releases Parent from, any claims which Shareholder or its successors and assigns may have against Parent (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of Parent's Excluded Information; provided, however, nothing contained in this Section 2.5 shall limit Shareholder's right to rely upon the express representations and warranties made by Parent in this Agreement, or Shareholder's remedies in respect of breaches of any such representations and warranties.

            2.6 No Setoff. The Shareholder has no liability or obligation to the Company related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement. .

            2.7 No Amounts Payable to Shareholder. There are no amounts due or payable by the Company or any Company Subsidiary to the Shareholder or any of its affiliates or associates (a) in connection with the transactions contemplated by the Merger Agreement or this Agreement or (b) otherwise except for the health benefits described in the second sentence of paragraph 6 of the letter agreement dated as of December 24, 1998 between Shareholder and the Company.

      3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Shareholder, as of the date hereof that:


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            3.1 Authorization. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors' rights and to general equity principles.

            3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Parent to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on each of Parent's or Sub's ability to satisfy its obligations under this Agreement.

      4. Survival of Representations and Warranties. The respective representations and warranties of Shareholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

      5. No Control. Nothing contained in this Agreement shall give Parent or Sub the right to control or direct the Company or the Company's operations.

      6. Specific Performance. Shareholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Shareholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

      7. Miscellaneous.

            7.1 Term.

                  (a) This Agreement shall terminate upon the earlier of (i) the consummation of the Merger or the termination of the Merger Agreement pursuant to Section 8.01 thereof (the "Termination Date"). At the Termination Date, this


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                        Agreement shall thereupon become void and be of no
                        further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

                  (b) Section 7.1(a) notwithstanding, Shareholder may immediately terminate this Agreement in the event that
                        (i) the Merger Agreement is amended to reduce the Purchase Price below $4.00 or (ii) the Offer is not consummated by April 30, 2003.

                  (c) Upon termination of this Agreement for any reason other than the consummation of the Merger, at Shareholder's request and without further consideration, Parent and Sub shall execute and deliver to Shareholder such documents, and promptly take such other action as Shareholder may reasonably request, in order to unwind this Agreement, including but not limited to removal of any legend made under Section 1.7 hereof.

            7.2 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

            7.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

            7.4 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

            7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

            7.6 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void.

            7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

            7.8 Notices. All notices, requests, claims, demands and other communications


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hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

         (a)      If to Parent        Forrester Research, Inc.
                  or Sub:             400 Technology Square
                                      Cambridge, MA 02139
                                      Attention: Tim Moynihan, Esq.
                                      Telecopy:  617-613-7090

                  with a copy to:     Ropes & Gray
                                      1 International Place
                                      Boston, MA 02110
                                      Attention: Keith F. Higgins, Esq.
                                                 Ann L. Milner, Esq.
                                      Telecopy: 617-951-7050

         (b)      If to
                  Shareholder:        __________________________
                                      __________________________
                                      __________________________
                                      Attention: _______________
                                      Telecopy:  _______________

                  with a copy to:     __________________________
                                      Attention: _______________
                                      Telecopy: ________________

            7.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

            7.10 Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            7.11 Further Assurances. From time to time at or after the date Sub purchases shares of Company Common Stock pursuant to the Offer, at Parent's request and without further consideration, Shareholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the


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transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

            7.12 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            7.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]


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         IN WITNESS WHEREOF, Parent, Sub and Shareholder have caused this
Agreement to be duly executed as of the day and year first above written.


                                             FORRESTER RESEARCH, INC.

                                             By: /s/ George F. Colony
                                                _________________________
                                             Name: George F. Colony
                                                   ________________________
                                             Title: Chairman and CEO
                                                    _______________________


                                             WHITCOMB ACQUISITION CORP.

                                             By: /s/ Timothy J. Moynihan
                                                _________________________
                                             Name: Timothy J. Moynihan
                                                   ________________________
                                             Title: President
                                                    _______________________

                                             SHAREHOLDER

                                             /s/ Gideon I. Gartner
                                             ______________________________
                                             Name: Gideon I. Gartner
                                                   ________________________